Exhibit 3.206

Certificate of Conversion

For

“Other Business Entity”

Into

Florida Limited Liability Company

This Certificate of Conversion and attached Articles of Organization are submitted to convert the following “Other Business Entity” into a Florida Limited Liability Company in accordance with s.608.439, Florida Statutes.

1. The name of the “Other Business Entity” immediately prior to the filing of this Certificate of Conversion is:
Hospital Management Associates, Inc.		.
(Enter Name of Other Business Entity)
2. The “Other Business Entity” is a	corporation	.
(Enter entity type. Example: corporation, limited partnership, general partnership, common law or business trust, etc.)
first organized, formed or incorporated under the laws of Florida
(Enter state, or if a non-U.S. entity, the name of the country)

on 10/09/2007 . (Enter date “Other Business Entity” was first organized, formed or incorporated)

3. If the jurisdiction of the “Other Business Entity” was changed, the state or country under the laws of which it is now organized, formed or incorporated:

.

4. The name of the Florida Limited Liability Company as set forth in the attached Articles of Organization:

Hospital Management Associates, LLC	.

(Enter Name of Florida Limited Liability Company)

5. If not effective on the date of filing, enter the effective date: 12/31/2012 at 11:58 PM                                         .

(The effective date: 1) cannot be prior to nor more than 90 days after the date this document is filed by the Florida Department of State; AND 2) must be the same as the effective date listed in the attached Articles of Organization, if an effective date is listed therein.)

6. The conversion is permitted by the applicable law(s) governing the other business entity and the conversion complies with such law(s) and the requirements of s.608.439, F.S., in effecting the conversion.

7. The “Other Business Entity” currently exists on the official records of the jurisdiction under which it is currently organized, formed or incorporated.

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Signed this 28th day of December 2012.

Signature of Member or Authorized Representative of Limited Liability Company:

Individual signing affirms that the facts stated in this document are true. Any false information constitutes a third degree felony as provided for in s.817.155, F.S.

Signature of Member or Authorized Representative:	/s/ Kathleen K. Holloway

Printed Name:	Kathleen K. Holloway	Title:	Authorized Person

Signature(s) on behalf of Other Business Entity: Individual(s) signing affirm(s) that the facts stated in this document are true. Any false information constitutes a third degree felony as provided for in s.817.155, F.S. [See below for required signature(s).]

Signature:	/s/ Kathleen K. Holloway

Printed Name:	Kathleen K. Holloway	Title:	Assistant Secretary

Signature:
Printed Name:		Title:

Signature:
Printed Name:		Title:

Signature:
Printed Name:		Title:

Signature:
Printed Name:		Title:

Signature:
Printed Name:		Title:

If Florida Corporation:

Signature of Chairman, Vice Chairman, Director, or Officer.

If Directors or Officers have not been selected, an Incorporator must sign.

If Florida General Partnership or Limited Liability Partnership:

Signature of one General Partner.

If Florida Limited Partnership or Limited Liability Limited Partnership:

Signatures of ALL General Partners.

All others:

Signature of an authorized person.

Fees:

Certificate of Conversion:	$25.00
Fees for Florida Articles of Organization:	$125.00
Certified Copy:	$30.00 (Optional)
Certificate of Status:	$5.00 (Optional)

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